Exhibit 8.3

July 16, 2021

Board of Directors

Griffin-American Healthcare REIT IV, Inc.

18191 Von Karman Ave.

Suite 300

Irvine, California 92612

RE:    Griffin-American Healthcare REIT III, Inc. – Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We are acting as special tax counsel to Griffin-American Healthcare REIT III, Inc., a Maryland corporation (the “Company”), in connection with the REIT Merger and other transactions contemplated by the Agreement and Plan of Merger dated as of June 23, 2021 (the “Merger Agreement”), among the Company, Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”), Continental Merger Sub, LLC, a Maryland limited liability company, Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“REIT IV”), and Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and the operating partnership of REIT IV. This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4, which contains the prospectus/proxy statement of the Company, filed by REIT IV with the Securities and Exchange Commission (the “SEC”) on July 16, 2021, as amended and supplemented through the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

You have requested our opinion on the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion letter, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following: (i) documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation

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MORRIS, MANNING & MARTIN, LLP

Griffin-American Healthcare REIT IV, Inc.

July 16, 2021

(“MSDAT”) on January 11, 2013, Articles of Amendment and Restatement filed with the MSDAT on January 15, 2014, and the Bylaws of the Company in effect as of the date of this opinion, (ii) documents, records, and other instruments relating to the organization and operation of the Operating Partnership, including the Certificate of Limited Partnership filed with the Delaware Secretary of State on January 11, 2013, Agreement of Limited Partnership of the Operating Partnership, dated as of January 11, 2013, Amendment to Agreement of Limited Partnership of the Operating Partnership, dated as of April 9, 2013, Second Amendment to Agreement of Limited Partnership of the Operating Partnership, dated as of June 6, 2013, and Third Amendment to Agreement of Limited Partnership of the Operating Partnership, dated as of November 8, 2013, (iii) the Company’s officer’s certificate delivered to us as of the date hereof pertaining to certain matters relating to the method and manner in which the Company has operated and intends to operate and its income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”), (iv) the Merger Agreement, and (v) such other documents as we deemed necessary or appropriate (items (i) through (v) collectively, the “Documents”).

The opinion set forth in this letter is based on the relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (including temporary regulations) (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history, all as of the date hereof. These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinion. Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative interpretations with respect to many of the provisions of the Code relating to qualification as a REIT under the Code. An opinion of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinion rendered below, we have assumed that:

1.    Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respects;

2.    All representations and statements set forth in the Documents are true, correct and complete and will remain (through the REIT Merger Effective Time) true, correct and complete, in each case without regard to any materiality or knowledge or belief qualifiers;

3.    All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

MORRIS, MANNING & MARTIN, LLP

Griffin-American Healthcare REIT IV, Inc.

July 16, 2021

4.    The Company at all times will be operated in accordance with the terms of the Documents; and no condition described therein (and no transaction entered into by the Company (the consummation of which implicates any condition described therein)) affecting this opinion will be waived by any party;

5.    The parties at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

6.    Neither the Company nor any of its subsidiaries will make, after the date hereof, any amendments to its or their organizational documents or the other Documents reviewed in connection with this opinion letter that would affect the Company’s qualification as a REIT for any taxable year (including any partial year) in which the Company intended (or intends) to so qualify; and

7.    No action will be taken (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT), and no required action will be omitted to be taken (including a failure to meet the distribution requirements under Section 857(a) of the Code), by the Company or any of its subsidiaries after the date hereof that would have the effect of altering, in a manner that affects the opinion set forth below, the facts and assumptions upon which such opinion is based.

The opinion set forth in this letter also is premised on various factual representations, warranties and other matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company has satisfied and will continue to satisfy through the REIT Merger Effective Time the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the IRS, or other relevant authority, we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the matters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate. We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT.

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2014 (the “First REIT Year”), the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Regulations, and the Company’s ownership, organization and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code and Regulations through the REIT Merger Effective Time.

MORRIS, MANNING & MARTIN, LLP

Griffin-American Healthcare REIT IV, Inc.

July 16, 2021

The opinion expressed herein relates to the satisfaction of the REIT qualification requirements only for the First REIT Year through the REIT Merger Effective Time. No opinion is expressed regarding the Company’s qualification as a REIT for any taxable year or portion thereof beginning after the REIT Merger Effective Time. We note that the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of, or for, a calendar quarter or calendar year. Accordingly, we assume for purposes of this opinion that the Company will not take or omit to take any action if such action or omission, as the case may be, would cause any of the representations in the Officer’s Certificate to be untrue or is otherwise inconsistent with the qualification of the Company for taxation as a REIT, in each case with respect to the Company’s taxable year ending at the REIT Merger Effective Time or any prior year or applicable testing period.

Our opinion is based solely on the Documents that we have examined and the factual representations and warranties that have been made to us, and cannot be relied upon if any of the representations, warranties and other facts contained in the Documents (including the Officer’s Certificate) are, or later become, inaccurate. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate. However, no facts have come to our attention that would cause us to question the accuracy of such factual representations.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the REIT Merger, and may not be relied upon by you for any other purpose, or distributed, furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

MORRIS, MANNING & MARTIN, LLP

Griffin-American Healthcare REIT IV, Inc.

July 16, 2021

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Morris, Manning & Martin, LLP in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Most sincerely,

/s/ MORRIS, MANNING & MARTIN, LLP